EXHIBIT 10.2
NeoPhotonics Corporation
Retention Agreement
This Retention Agreement (this “Agreement”) is made and entered into by and between Elizabeth Eby (the “Employee”) and NeoPhotonics Corporation, a Delaware corporation (the “Company”), effective as of August 14, 2017.
RECITALS
A.The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with certain benefits in connection with an involuntary termination or a change in control of the Company under certain circumstances. Such benefits are intended to provide the Employee with enhanced financial security and with sufficient incentive and encouragement for the Employee to accept employment with the Company and remain with the Company.

B.Certain capitalized terms used in this Agreement are defined in Section 7 below.
AGREEMENT
The parties hereto agree as follows:

1.
Term of Agreement. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied, if the Employee is eligible to receive benefits hereunder, or immediately upon a termination of the Employee’s employment as to which the Employee has no eligibility for benefits hereunder. A termination of the terms of this Agreement pursuant to this Section shall be effective for all purposes.

2.
At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, and as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

3.	Agreement Benefits.

(a)
Involuntary Termination Generally. If the Employee’s employment terminates as a result of an Involuntary Termination and provided the Employee has satisfied the Release requirement provided in Section 4, then subject to the payment timing rules in Section 11(h), the Company will provide the Employee the following severance benefits:

(i)	a lump sum severance payment equal to the sum of:

(1)	100% of the Employee’s Base Compensation; and

(2)	$72,000 (which the Employee may, but is not required to, use to obtain continued health insurance coverage); and

(ii)
the vesting of each of the Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans that provide for time-based vesting, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of the Employee’s Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if the Employee had maintained the Employee’s employment or consulting relationship with the Company for the first eighteen

NeoPhotonics Corporation Confidential Information

(18) months following the effective date of the Involuntary Termination. For the avoidance of doubt, this Section 3(a)(ii) will not be deemed to waive the satisfaction of any performance‑based condition contained in any then‑outstanding compensatory equity awards, and the treatment of any performance‑based condition in connection with a Change in Control will be subject to the terms and conditions of such equity award approved at the time of grant.
Any severance payments and benefits under Section 3(a) will be paid on later of (x) ten (10) business days after the effective date of the Release and (y) the date of the Employee’s Involuntary Termination.

(b)
Involuntary Termination Following a Change in Control. If the Employee’s employment terminates as a result of an Involuntary Termination that occurs on or within twelve (12) months following a Change in Control, and provided the Employee has satisfied the Release requirement provided in Section 4, then subject to the payment timing rules in Section 11(h), the Company will provide the Employee the following severance benefits:

(i)	a lump sum severance payment equal to the sum of:

(1)	100% of the Employee’s Base Compensation,

(2)	100% of the Employee’s annual Target Bonus, and

(3)	$72,000 (which the Employee may, but is not required to, use to obtain continued health insurance coverage); and
(ii)    the vesting of each of the Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans that provide for time-based vesting, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of the Change in Control, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if the Employee had maintained the Employee’s employment or consulting relationship with the Company for the first eighteen (18) months following the effective date of the Change in Control. For the avoidance of doubt, this Section 3(a)(ii) will not be deemed to waive the satisfaction of any performance‑based condition contained in any then‑outstanding compensatory equity awards, and the treatment of any performance‑based condition in connection with a Change in Control will be subject to the terms and conditions of such equity award approved at the time of grant.
Any severance payments and benefits under Section 3(b) will be paid on the later of (x) ten (10) business days after the effective date of the Release and (y) the date of the Employee’s Involuntary Termination.

(c)
Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company (other than a voluntary resignation for Good Reason), or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement.

(d)
Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance benefits except as provided in this Section 3(d). Nothing in this Agreement restricts the Employee’s rights to any payments under any death or disability insurance policy with the Company in effect at the time of termination. In addition, if the Employee’s employment terminates due to the death of the Employee, and the Employee’s death occurs while the Employee is outside of the Employee’s country of residence (for any reason), then the Company will supplement the death benefit provided by any existing Company-provided life insurance, if necessary, so that the Employee’s estate or beneficiaries receive total death benefits equal to two times the Employee’s then-current Base Compensation. Any amount payable pursuant to this Section 3(d) will be paid in a lump sum to the Employee’s estate within thirty (30) days following the date of termination of the Employee’s employment.

(e)	Change in Control Benefits.

(i)	Change in Control in which unvested awards are not assumed. In the event of a Change in Control in which the acquirer does not assume unvested compensatory equity awards, the vesting of each of the

Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically become accelerated (and, in the case of options, such options shall become exercisable) as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if the Employee had maintained the Employee’s employment or consulting relationship with the Company for eighteen (18) months following the closing of the Change in Control, in each case as of immediately prior to the closing of the Change in Control. For purposes of clarity, this eighteen (18) month vesting acceleration is intended to be in lieu of any automatic accelerated vesting provision triggered solely on the closing of a Change in Control transaction contained in the Company’s equity incentive plans.

(ii)
Special Acceleration Provision for certain RSU grant. In the event of a Change in Control prior to the one-year anniversary of Employee’s employment start date with the Company, the Employee’s restricted stock unit award covering 50,000 shares of common stock (which would otherwise vest in one year from Employee’s employment start date) will accelerate vesting in full as of the effective date of the Change in Control.

4.
Release. In order to be eligible to receive any benefits under Section 3, the Employee (or the Employee’s estate, as applicable) must (i) execute and return a general waiver and release a form provided by the Company and reasonably acceptable to the Employee, of all employment related obligations of and claims and causes of action against the Company (a “Release”), to the Company within the applicable time period set forth therein and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following the Employee’s date of termination.

5.	No Duplication of Benefits. For the avoidance of doubt, in no event will the Employee be entitled to receive duplicate severance benefits under Section 3(a), Section 3(b) and/or Section 3(d).

6.
Excise Tax Payments. The Company and the Employee agree that the Employee’s rights to benefits hereunder are subject to reduction in accordance with the provisions of Section 9(e) of the Company’s 2010 Equity Incentive Plan.

7.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)
Base Compensation. “Base Compensation” means an amount equal to the Employee’s existing annual base salary at the time of the Involuntary Termination, but disregarding any reduction in base salary that forms the basis for Good Reason.

(b)
Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an the Employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is materially injurious to the Company, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

(c)	Change in Control. “Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, or (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; or

(ii)	the consummation of the sale or disposition by the Company of all or substantially all of the consolidated assets of the Company and its subsidiaries; or

(iii)
the consummation of a merger, consolidation or similar transaction involving the Company, other than a merger or consolidation or similar transaction which would result in the stockholders of the Company immediately prior thereto owning, directly or indirectly, voting securities representing at least sixty percent (60%) of the total voting power of the surviving entity or its parent outstanding immediately after such transaction; or

(iv)
a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(d)
Deferred Payment.  “Deferred Payment” shall mean any severance pay or benefits to be paid or provided to the Employee (or the Employee’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to the Employee (or the Employee’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(e)
Disability. “Disability” shall mean that the Employee has been unable to perform the Employee’s Company duties as the result of the Employee’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f)
Good Reason. “Good Reason” shall mean the occurrence, without the Employee’s written consent, of any of the following events, but if and only if (x) the Employee has given written notice to the Board within sixty (60) days after the occurrence of the events constituting the basis for Good Reason, (y) the Company has not reasonably corrected the events by the thirtieth (30th) day after receipt of such notice, and (z) the Employee voluntarily resigns from all positions the Employee holds with the Company and the Employee’s separation from service (within the meaning of Section 409A) is effective within thirty (30) days after the last day of the Company’s thirty (30) day cure period (that is, within 120 days after the occurrence):

(i)
a material reduction or other material adverse change in the Employee’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements;

(ii)	a material diminution in the Employee’s Base Compensation;

(iii)	the Company requiring the Employee to move the Employee’s principal work location to a location that increases the Employee’s one-way commute by more than fifty (50) miles; or

(iv)	the failure of the Company to obtain the assumption, in all material respects, of this Agreement by any successors to the Company.

(g)
Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Employee’s employment by the Company without Cause (and other than by reason of death or Disability), or (ii) the Employee’s resignation for Good Reason, provided that in either case, such termination constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h).

(h)
Section 409A. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and formal guidance promulgated thereunder, each as may be amended or modified from time to time.

(i)
Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) the Employee’s annualized compensation based upon the annual rate of pay paid to the Employee during the Employee’s taxable year preceding the Employee’s taxable year of the termination of the Employee’s employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment is terminated.

(j)
Target Bonus. “Target Bonus” shall mean the target compensation amount for the fiscal year of termination under any cash incentive program approved for the year of termination as applicable to the Employee.

8.	Successors.

(a)
Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall promptly (within fifteen (15) days after such transaction) assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)
Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die at a time when the Employee is receiving payments or benefits hereunder, such payments and benefits shall continue to be paid or provided to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the Employee’s estate.

9.
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.
Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the Employee’s employment, or the termination of the Employee’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California, conducted by JAMS under then applicable JAMS rules. By agreeing to this arbitration procedure, both the Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

11.	Miscellaneous Provisions.

(a)
No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)
Whole Agreement. This Agreement sets forth the entire agreement of the parties with respect to the matters set forth herein, and supersedes all previous contracts, arrangements or understandings between the Company and the Employee on the subjects set forth herein including without limitation the Prior Agreement. This Agreement may be amended at any time only by mutual written agreement signed by the parties hereto. Any equity awards granted by the Company to the Employee prior to, on or after the date of this Agreement will be governed in accordance with their terms, except to the extent specifically modified by this Agreement. For the avoidance of doubt, nothing in this Agreement supersedes or replaces the terms of the Proprietary Information and Inventions Agreement between the Company and the Employee, the terms of which remain in full force and effect.

(d)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h)	Section 409A.

(i)
Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or provided until the Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Employee under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until the Employee has a “separation from service” within the meaning of Section 409A.

(ii)
It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 11(h)(iv) below or resulting from an involuntary separation from service as described in Section 11(h)(v) below. In no event will the Employee have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on the sixtieth (60th) day following the Employee’s separation from service, or if later, such time as required by Section 11(h)(iii). Further, except as required by Section 11(h)(iii), any severance payments or benefits that, but for the immediately preceding sentence, would have been made to the Employee during the sixty (60) day period immediately following the Employee’s separation from service will be paid to the Employee on the sixtieth (60th) day following the Employee’s separation from service and any remaining payments will be made as provided in this Agreement.

(iii)
Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified the Employee” within the meaning of Section 409A at the time of the Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Employee’s death following the Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)
Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(v)
Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Agreement.

(vi)
The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of this Agreement, to the extent required to be exempt from or comply with Section 409A, references to termination of the Employee’s employment or similar phrases will be references to the Employee’s “separation from service” within the meaning of Section 409A. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Retention Agreement, in the case of the Company by its duly authorized officer, as of the day and year last set forth below.
COMPANY        NEOPHOTONICS CORPORATION
By:
Name:
Date:
EMPLOYEE
By:
Name:       Beth Eby
Date: